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                                                                    EXHIBIT 10.1
                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement"), dated as of April 4, 2002, between C. Christian Winkle (the "Executive") and Mariner Healthcare, Inc., a Delaware corporation (the "Company") and any successor resulting from consummation of the Joint Plan of Reorganization (the "Plan") of the Company.

         WHEREAS, the Company has employed the Executive as Chief Executive Officer and wishes to redefine the terms of the Executive's employment with the Company and the Executive desires to accept such employment, for the term and upon the other conditions hereinafter set forth; and

         WHEREAS, as a condition of entering into this Agreement, the Executive agrees to waive the Executive's rights, if any, against the Company and any predecessor company or any affiliate of the foregoing under any employment agreement between the Executive and the Company or any such predecessor company or affiliate;

         WHEREAS, the Company is in the process of seeking confirmation of the Plan and is currently operating as a debtor in possession under the United States Bankruptcy laws; and

         WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of the Executive with the Company.

         NOW, THEREFORE, the parties agree as follows:

         1. Employment. This Agreement shall constitute a binding agreement between the parties as of the date hereof; provided that, notwithstanding any other provision of this Agreement, the operative provisions of this Agreement shall become effective only upon the date that the Plan is declared consummated (the "Effective Date"). In the event the Plan is terminated for any reason without the Effective Date having occurred or the Effective Date does not occur prior to June 30, 2002, this Agreement shall be terminated without further obligation or liability of either party.

         2. Term. Subject to the provisions of Section 10 of this Agreement, this Agreement shall commence on the Effective Date and shall continue during the period in which the Executive remains employed by the Company (the "Term"). The Executive shall be considered an at-will employee and his employment may be terminated by either party subject to the obligations of the parties upon such termination as are set forth hereinafter.

         3. Position. During the Term, the Executive shall serve as Chief Executive Officer of the Company or in such other executive position in the Company as the Executive shall approve in writing.

         4. Duties and Reporting Relationship. Subject to the terms and conditions set forth herein, during the Term, the Executive shall, on a full time basis, use the Executive's skills and render his services in supervising the conduct of the Company's business and shall not engage in any other business activities which interfere with such duties except with the prior written

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approval of the Board of Directors of the Company (the "Board"). The Executive
shall also perform such other executive and administrative duties (consistent with the position of Chief Executive Officer) as may from time to time be authorized or directed by the Board. The Executive shall report solely to the Board. The Executive agrees to be employed by the Company in such capacities for the Term, subject to all the covenants and conditions hereinafter set forth. Executive shall perform his duties at the Company's principal executive offices, either in Atlanta, Georgia, as currently located, or in such other location as determined by the Board.

         5.       Salary and Annual Bonus.

                  (a) Base Salary. The Executive's base salary hereunder shall be $750,000 a year, payable no less frequently than monthly and prorated for any partial year of employment. The Board shall review such base salary at least annually and may increase, but not decease, such base salary as it may deem advisable.

                  (b) Annual Bonus. The Company shall provide the Executive with an opportunity to earn upon achievement of target performance goals determined by the Board or the compensation committee thereof, in consultation with the Executive, an annual bonus equal to one hundred percent (100%) of the Executive's base salary (the "Target Bonus"), with a minimum bonus of fifty percent (50%) of Target Bonus upon achievement of threshold performance and an opportunity to earn up to one hundred fifty percent (150%) of the Target Bonus for performance in excess of the targets.

         6. Vacation, Holidays and Sick Leave. During the Term, the Executive shall be entitled to paid vacation, paid holidays and sick leave in accordance with the Company's standard policies for its senior executive officers.

         7. Business Expenses. The Executive shall be reimbursed for all business expenses incurred by the Executive in connection with the Executive's employment upon timely submission by the Executive of receipts and other documentation as required by the Internal Revenue Code and in conformance with the Company's current practices.

         8. Pension and Welfare Benefits. During the Term, the Executive shall be eligible to participate fully in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements, as in effect from time to time, available to senior executive officers of the Company generally.

         9. Stock Options As soon as practicable following the Effective Date, the Company shall grant to the Executive, pursuant to the terms of the Company's 2002 Omnibus Incentive Equity Plan (the "2002 Plan"), an option (the "Stock Option") to purchase 439,560 shares of common stock of the Company (the "Option Shares"). The Stock Option shall (1) have an exercise price per share equal to $20.12 (the "Exercise Price"), (2) subject to the Executive's continued employment with the Company, vest in equal quarterly installments over the three
(3) year period commencing on the Effective Date, (3) be exercisable for ten
(10) years, subject to earlier termination upon the Executive's termination of employment, (4) shall contain provisions for a cashless exercises through a broker transaction, (5) shall vest in full on a Change in Control and (6) have such other terms and be subject to such other conditions as are set forth in the 2002

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Plan and the form of Stock Option Agreement promulgated under the 2002 Plan. The intent of the grant of the Stock Option is to provide Executive with an option to purchase two percent (2%) of the Company's fully diluted common stock as of the Effective Date at an exercise price equal to the common stock's price per share (as determined by the Plan) on the Effective Date. Prior to the grant of the stock option, the Company shall make any necessary adjustment to the number of Option Shares and to the Exercise Price to effectuate the intent of the immediately preceding sentence. The Company agrees to file and maintain the effectiveness of a registration statement under the Securities Act of 1933, as amended, with respect to the shares underlying the Stock Option for so long as such options remain exercisable. In addition, the Board or the Compensation Committee thereof, may grant to the Executive such other and additional awards under the 2002 Plan as may from time to time be deemed appropriate.

         10.      Termination of Employment.

                  (a)      Death or Disability.

                  (i) The Executive's employment hereunder shall automatically terminate upon the death of the Executive.

                  (ii) If, as a result of the Executive's incapacity due to physical or mental illness, the Executive is unable to perform the essential functions of his job for one hundred eighty (180) days (whether or not consecutive) during any period of twelve (12) consecutive months, and no reasonable accommodation can be made that will allow Executive to perform his essential functions, the Company may terminate the Executive's employment hereunder for any such incapacity (a "Disability").

                  (b) Termination by the Company. The Company may terminate the Executive's employment hereunder at any time, whether or not for Cause. For purposes of this Agreement, "Cause" shall mean (i) continued failure by the Executive to substantially perform the duties contemplated by Section 4 hereof, which failure is not remedied within twenty (20) days after a written notice of such failure is delivered to the Executive by the Company, which notice identifies with particularity the manner in which the Company believes that the Executive has failed to perform his duties under Section 4 of this Agreement;
(ii) the conviction (after exhausting all appeals) of the Executive of, or the entering of a plea of nolo contendere by, the Executive with respect to a felony; (iii) Executive's willful malfeasance or willful misconduct in connection with Executive's duties hereunder or any willful act or willful omission which is materially injurious to the financial condition or business reputation of the Company or any significant subsidiary; (iv) Executive's breach of the provisions of Section 14 of this Agreement; or (v) Executive's failure to perform his duties at the Company's executive offices or one of the Company's facilities at least four (4) weekdays per week (other than absences due to business related travel, illness, vacation or other absences generally excused for executive officers).

         Action or inaction by Executive shall not be considered "willful" unless done or omitted by Executive intentionally and without Executive's reasonable belief that Executive's action or inaction was in the best interest of the Company, and shall not include failure to act by reason of total or partial incapacity due to physical or mental illness. The cessation of employment of the Executive shall not be deemed to be for Cause unless prior to such termination there shall have

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been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the disinterested membership of the Board at a meeting of such Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before such Board), finding, that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in clause (i), (ii), (iii), (iv) or (v) above, and specifying the particulars thereof in detail.

                  (c) Termination by the Executive. The Executive shall be entitled to terminate his employment hereunder, (A) upon sixty (60) days' prior written notice, for Good Reason or (B) if his health should become impaired to an extent that makes his continued performance of his duties hereunder hazardous to his physical or mental health, provided that the Executive shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company's request, the Executive shall submit to an examination by a doctor selected by the Company and such doctor shall have concurred in the conclusion of the Executive's doctor.

         For purposes of this Agreement, "Good Reason" shall mean any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

                  (i) any material diminution in the Executive's authorities or responsibilities (including reporting responsibilities) or from his title or position without the Executive's express written consent to accept any such change; the assignment to him of any duties or work responsibilities which are materially inconsistent with such title, position or work responsibilities; or any removal of the Executive from, or failure to reappoint or reelect him to any of such positions, except if any such changes are because of Disability, resignation, death or a termination by the Company for Cause;

                  (ii) the failure by the Company to continue to provide the Executive with benefits substantially similar in value to the Executive in the aggregate to those enjoyed by the Executive under any of the Company's pension, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Effective Date, unless the Executive participates after the Effective Date in employee benefit plans generally available to senior executives of the Company or any of its subsidiaries;

                  (iii) without the Executive's express written consent, any failure by the Company to comply with any material provision of this Agreement, which failure has not been cured within twenty (20) days after notice of such noncompliance has been given by the Executive to the Company;

                  (iv) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 10(e) below; for purposes of this Agreement, no such purported termination shall be effective;

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                  (v)      without the Executive's express written consent, the
         Executive is not nominated by the Board for reelection as a director of the Company;

                  (vi) the Company fails to obtain the full assumption of this Agreement by a successor entity in accordance with Section 13(a) of this Agreement; or

                  (vii) the Company fails to maintain directors and officers liability insurance coverage for the Executive as provided in Section 12(d) of this Agreement.

         The Executive's continued employment for ninety (90) days following his knowledge of any act or failure to act constituting Good Reason hereunder without the delivery of a Notice of Termination shall constitute consent to, and a waiver of rights with respect to, such act or failure to act.

                  (d) Voluntary Resignation. Should the Executive wish to resign from his position with the Company or terminate his employment for other than Good Reason during the Term, the Executive shall give sixty (60) days prior written notice to the Company ("Notice Period"), specifying the date as of which his resignation is to become effective. During the Notice Period, the Executive shall cooperate fully with the Company in achieving a smooth transition of the Executive's duties and responsibilities to such person(s) as may be designated by the Company. The Company reserves the right to accelerate the Date of Termination by giving the Executive prior written notice.

                  (e) Notice of Termination. Any purported termination of the Executive's employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 18. "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

                  (f)      Date of Termination. "Date of Termination" shall mean
(i) if the Executive's employment is terminated because of death, the date of the Executive's death, (ii) if the Executive's employment is terminated for Disability or by the Company for Cause, the date Notice of Termination is given,
(iii) if the Executive's employment is terminated pursuant to Subsection (c),
(d) or (e) hereof or for any other reason (other than by the Company for Cause, death or Disability), the date specified in the Notice of Termination which shall not be less than sixty (60) days from the date such Notice of Termination is given.

                  (g) Change in Control. For purposes of this Agreement, a Change in Control of the Company shall have occurred if:

                  (i) any "Person" (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") as modified and used in Sections 13(d) and 14(d) of the Exchange Act) other than (1) the Company or any of its subsidiaries, (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, (4) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of

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         the Company's common stock or (5) any of Oaktree Capital Management,
         LLC, Goldman Sachs Credit Partners, LP, Foothill Partners, LP, Highland Capital Management, L.P. or their respective affiliates (each a "Bank Permitted Holder" and (1) through (5), collectively, the "Permitted Holders") becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 25% of the combined voting power of the Company's then outstanding voting securities;

                  (ii) during any period of not more than two (2) consecutive years, not including any period prior to the Effective Date, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this Section 10(g)) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

                  (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation in which no persons (other than the Permitted Holders) acquire 25% or more of the combined voting power of the Company's or such surviving or parent entity's then outstanding securities; or

                  (iv) the consummation of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of a majority or more of the assets of the Company and its subsidiaries, taken as a whole (or any transaction having a similar effect), or the Board approves the entering into of an agreement with one or more unrelated third parties under which one or more unrelated third parties is given the power to control the management or operations of at least a majority of the assets of the Company and its subsidiaries, taken as a whole.

                  (v) in the event of the occurrence of a Potential Change of Control described in Section 11(f)(5) or (6), the subsequent occurrence during the pendency of such Potential Change of Control of any of the following events:

                           (A)      the consummation of a merger or
                  consolidation of the Company or its affiliates with any other Competitive Business (as defined in Section 14 hereof) having gross revenues in excess of 50% of the gross revenues of the Company and following such merger or consolidation, the Bank Permitted Holder whose acquisition of securities triggered such Potential Change of Control pursuant to Section 11(f)(5) or (6) hereof, owns at least 25% of the outstanding voting securities of the entity resulting from such combination; or

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                           (B)      the acquisition by the Company or its
                  affiliates of substantially all of the assets or securities of any Competitive Business (as defined in Section 14 hereof) having gross revenues in excess of 50% of the gross revenues of the Company and (i) in the case of an acquisition of securities, the securities acquired represent more than 50% of the combined voting power of the Competitive Business's then outstanding voting securities and (ii) following such acquisition the Bank Permitted Holder whose acquisition of securities triggered such Potential Change of Control pursuant to Section 11(f)(5) or (6) hereof, owns at least 25% of the outstanding voting securities of the Company.

         11. Compensation During Disability; Death or Upon Termination. Notwithstanding any other provision of this Agreement, the provisions of this
Section 11 shall exclusively govern Executive's rights upon termination of employment with the Company and its affiliates.

                  (a) During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to a Disability ("Disability Period"), the Executive shall continue to receive his base salary at the rate then in effect for such period until his employment is terminated pursuant to
Section 10(a)(ii) hereof, provided that payments so made to the Executive during the Disability Period shall be reduced by the sum of the amounts, if any, payable to the Executive with respect to such period under disability benefit plans of the Company or under the Social Security disability insurance program, and which amounts were not previously applied to reduce any such payment.

                  (b) If the Executive's employment is terminated by his death or Disability, the Company shall pay (i) any base salary due to the Executive under Section 5(a) through the Date of Termination and (ii) an amount equal to the Target Bonus he would have received for the fiscal year that ends on or immediately after the Date of Termination, assuming the Company achieved the target level for which a bonus is paid under the plan described in Section 5(b), prorated for the period beginning on the first day of the fiscal year in which occurs the Date of Termination through the Date of Termination.

                  (c) If the Executive's employment is terminated by the Company for Cause or by the Executive voluntarily for other than Good Reason, the Company shall pay the Executive his base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Company, at the time such payments are due (the "Accrued Benefits").

                  (d) If the Company terminates the Executive's employment without Cause, or the Executive terminates his employment for Good Reason (A) prior to a Change in Control or (B) following the second anniversary of a Change in Control, then

                  (i)      the Company shall pay the Executive the Accrued
         Benefits;

                  (ii)     subject to the Executive's continued compliance with
         Section 14 of this Agreement, in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Executive shall, for a period of twenty-four (24) months

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         (the "Severance Period"), be entitled to continued payment of the
         Executive's base salary at the rate in effect as of the Date of Termination; provided, however, that in the event that Executive engages in a Competitive Business, provides services for pay (including, without limitation, deferred compensation, equity awards or other property) to a Competitive Business or obtains a financial interest in a Competitive Business from the date Executive's employment hereunder is terminated until the end of the Severance Period, the Executive shall no longer to be entitled to any further payments of Executive's base salary;

                  (iii) the Company shall pay the Executive a lump sum payment, not later than the thirtieth (30th) day following the Date of Termination, equal to the sum of (A) the prorated Target Bonus that would have been paid for the period beginning on the first day of the fiscal year in which the Date of Termination occurs and (B) two times the greater of (1) the average of the annual bonus actually paid to the Executive by the Company with respect to the two (2) fiscal years which immediately precede the year in which the Date of Termination occurs (provided if there was an annual bonus paid to the Executive with respect only to one (1) fiscal year that immediately precedes the year in which the Date of Termination occurs, then such single year's annual bonus shall be utilized in the calculation pursuant to this subclause
         (1)) and (2) the Target Bonus applicable for the year of termination;

                  (iv) the Company shall continue coverage for the Executive, on the same terms and conditions as would be applicable if the Executive were an active Employee, under the Company's life insurance, medical, health and similar welfare benefit plans (other then group disability benefits) during the Severance Period; provided, however, that in the event that Executive engages in a Competitive Business, provides services for pay (including, without limitation, deferred compensation, equity awards or other property) to a Competitive Business or obtains a financial interest in a Competitive Business from the date Executive's employment hereunder is terminated until the end of the Severance Period, the Executive shall no longer to be entitled to such continued coverage. Benefits otherwise receivable by the Executive pursuant to this Section 11(d)(iv) shall be reduced to the extent comparable benefits are actually received by the Executive from a subsequent employer during the period during which the Company is required to provide such benefits, and the Executive shall report to the Company any such benefits actually received by him; and

                  (v) all options, shares of restricted stock, performance shares and any other equity based awards shall be and become fully vested as of the Date of Termination and Executive shall have until the earlier of (A) one (1) year following the Date of Termination and (B) the expiration date of the Stock Option, to exercise the Stock Option.

                  (e) If, the Company terminates the Executive's employment without Cause, or the Executive terminates his employment for Good Reason during the 24 month period following a Change in Control, then

                  (i)      the Company shall pay the Executive the Accrued
         Benefits;

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                  (ii)     in lieu of any further salary payments to the
         Executive for periods subsequent to the Date of Termination, the Company shall pay to the Executive an aggregate amount equal to the product of (A) the sum of (1) the Executive's base salary at the rate in effect of the Date of Termination and (2) the greater of (I) the average of the annual bonuses actually paid to the Executive by the Company with respect to the two (2) fiscal years which immediately precede the year in which the Date of Termination occurs (provided if there was an annual bonus paid to the Executive with respect only to one (1) fiscal year that immediately precedes the year in which the Date of Termination occurs, then such single year's annual bonus shall be utilized in the calculation pursuant to this subclause (I)) and (II) the Target Bonus applicable for the year of termination and (B) 2.99;

                  (iii) the Company shall pay the Executive an amount equal to the prorated Target Bonus that would have been paid for the period beginning on the first day of the fiscal year in which the Date of Termination occurs;

                  (iv) the Company shall continue coverage for the Executive, on the same terms and conditions as would be applicable if the Executive were an active Employee, under the Company's life insurance, medical, health and similar welfare benefit plans (other then group disability benefits) for a period of thirty-six (36) months; provided, however, that in the event that Executive engages in a Competitive Business, provides services for pay (including, without limitation, deferred compensation, equity awards or other property) to a Competitive Business or obtains a financial interest in a Competitive Business from the date Executive's employment hereunder is terminated until the end of the Severance Period, the Executive shall no longer to be entitled to such continued coverage. Benefits otherwise receivable by the Executive pursuant to this Section 11(e)(iv) shall be reduced to the extent comparable benefits are actually received by the Executive from a subsequent employer during the period during which the Company is required to provide such benefits, and the Executive shall report to the Company any such benefits actually received by him;

                  (v) all options, shares of restricted stock, performance shares and any other equity based awards shall be and become fully vested as of the Date of Termination and Executive shall have until the earlier of (A) one (1) year following the Date of Termination and (B) the expiration date of the Stock Option, to exercise the Stock Option; and

                  (vi) the payments provided for in this Section 11(e) (other than Section 11(e)(iv)) shall be made in a lump sum not later than the thirtieth (30th) day following the Date of Termination.

                  (f) If during the Term, the Company (i) terminates the Executive's employment without Cause, or the Executive terminates his or her employment for Good Reason and (ii) the Date of Termination occurs during the pendency of a Potential Change in Control, and if a Change in Control occurs before the expiration of the pendency of the Potential Change in Control during which the Date of Termination occurred, the Executive shall be entitled to upon such Change in Control to:

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                  (i)      the cash payments under Section 11(e) hereof, reduced
         by any other severance, salary continuation or similar payments previously made to the Executive under Section 11(d) hereof or otherwise, if any;

                  (ii)     benefit continuation provided for under Section
         11(e)(iv);

         The payments provided for in this Section 11(f) shall be made not later than the thirtieth (30th) day following the date of the Change in Control.

                  As used in this Subsection (f), a "Potential Change in Control" shall be deemed to have occurred if:

                           (1) the commencement of a tender or exchange offer by any third person (other than a tender or exchange offer which, if consummated, would not result in a Change in Control) for twenty percent (20%) or more of the then outstanding shares of common stock or combined voting power of the Company's then outstanding voting securities;

                           (2) the execution of an agreement by the Company, the consummation of which would result in the occurrence of a Change in Control;

                           (3) the public announcement by any person (including the Company) of an intention to take or to consider taking actions which if consummated would constitute a Change in Control other than through a contested election for directors of the Company; or

                           (4) the adoption by the Board, as a result of other circumstances, including circumstances similar or related to the foregoing, of a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

                           (5) an acquisition by a Bank Permitted Holder of securities of the Company representing more than 30% of the combined voting power of the Company's then outstanding voting securities; or

                           (6)      the consummation of a merger or
                  consolidation of the Company with any other corporation which is not a Change of Control, but in which a Bank Permitted Holder acquires 30% or more of the combined voting power of the Company's or such surviving entity's then outstanding securities.

         A Potential Change in Control will be deemed to be pending from the occurrence of the event giving rise to the Potential Change in Control until the earlier of the first anniversary thereof or the date the Board determines in good faith that such events will not result in the occurrence of a Change in Control. Notwithstanding the foregoing, a Potential Change in Control described in Subsection (5) or (6) hereof will not end earlier than two (2) years from the occurrence of the event giving rise to the Potential Change in Control.

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                  (g)      Upon termination of Executive's employment for any
reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company's affiliates.

                  (h) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 11 by seeking other employment or otherwise, and, except as otherwise set forth in this Section 11, the amount of any payment or benefit provided for in this Section 11 shall not be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits.

         12.      Representations and Covenants.

                  (a) The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against it in accordance with its terms.

                  (b) The Executive represents and warrants that Executive is not a party to any agreement or instrument that would prevent him from entering into or performing Executive's duties in any way under this Agreement. The Executive agrees and covenants that Executive will obtain, and submit to, such physical examinations as may be necessary to facilitate the Company obtaining an insurance policy for its benefit insuring the life of the Executive.

                  (c) The Company agrees that Executive shall be indemnified for any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), Executive is made a party or is threatened to be made a party to by reason of the fact that Executive is or was a director or officer of the Company, or any subsidiary or affiliate of the Company or is or was serving at the request of the Company, any subsidiary or any affiliate as a director, officer, member, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, member, employee or agent while serving as a director, officer, member, employee or agent, pursuant to the By-Laws and charter of the Company, as in effect from time to time.

                  (d) The Company agrees to obtain and maintain during the Term and for a period of six (6) years thereafter a directors and officers liability insurance policy covering the Executive in an amount and in accordance with terms no less favorable than other senior executives of the Company, as in effect from time to time

         13.      Successors: Binding Agreement.

                  (a) This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

                  (b) This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him or her, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive and Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

         14.      Confidentiality and Non-Competition Covenants.

                  (a) Executive will not (whether during or after Executive's employment with the Company) disclose, retain, or use for Executive's own benefit, purposes or account or the benefit, purposes or account of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, Company know-how, software developments, inventions, formulae, technology, designs and drawings or other works of authorship, or any Company property or confidential information relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising, costs, marketing, trading, investment, sales activities, promotion, manufacturing processes, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company ("Confidential Information") without the written authorization of the Board; provided that the foregoing obligations (i) shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant or the wrongful acts of others who were under confidentiality obligations to the Company as to the item or items involved and (ii) shall survive the termination of Executive's employment for a period of three (3) years with respect to Confidential Information that does not qualify as a trade secret and, with respect to trade secrets, for so long as the information qualifies as a trade secret. Executive agrees that upon termination of Executive's employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company, its affiliates and subsidiaries, except that he may retain only those portions of personal notes, notebooks and diaries that do not contain Confidential Information of the type described in the preceding sentence. Executive further agrees that he will not retain or use for Executive's own benefit, purposes or account or the benefit, purposes or account of any other person, firm, partnership, joint venture, association, corporation or other business designation, entity or enterprise, other than the Company and any of its subsidiaries or affiliates, at any time any trade names, trademark, service mark, other proprietary business designation, patent, or other intellectual property used or owned in connection with the business of the Company or its affiliates.

                  (b) The Executive covenants and agrees that any information, materials, ideas, discoveries, inventions, techniques or programs developed or discovered by the Executive in connection with the performance of his duties hereunder, to the extent it constitutes Confidential Information, shall remain the sole and exclusive property of the Company and shall be subject to the covenants contained in the preceding paragraph and Executive hereby assigns all of Executive's right, title and interest in and to any such Confidential Information.

                  (c) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

                  (i) During the Term and, for a period of two (2) years following the date Executive ceases to be employed by the Company for any reason (the "Restricted Period"), Executive will not, whether on Executive's own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or prospective client:

                           (A) with whom Executive had personal contact or dealings on behalf of the Company during the one (1) year period preceding Executive's termination of employment; or

                           (B) with whom employees reporting directly to Executive have had personal contact or dealings on behalf of the Company during the one year immediately preceding the Executive's termination of employment.

                  (ii) During the Term and, for a period of one (1) year following the date Executive ceases to be employed by the Company due to Executive's resignation without Good Reason, Executive will not directly or indirectly:

                           (A) engage in a capacity that involves duties and responsibilities similar to those duties and responsibilities performed by Executive on behalf of the Company or its subsidiaries, in any business that competes with the business of the Company or its subsidiaries in any geographical area that is within 15 miles of any geographical area where the Company or its subsidiaries provides its products or services (a "Competitive Business");

                           (B)      acquire a financial interest in any
                  Competitive Business as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

                           (C) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, suppliers or investors of the Company or its affiliates.

                  (iii) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive
         (i) is not a
         controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such person.

                  (iv) During the Restricted Period, Executive will not, whether on Executive's own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly:

                           (A) solicit or encourage any employee of the Company or its affiliates (other than employees below the administrator level) to leave the employment of the Company or its affiliates; or

                           (B) hire any such employee who was employed by the Company or its affiliates as of the date of Executive's termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive's employment with the Company.

                  (d) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 14 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

                  (e) Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of
Section 14 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

         15. Tax Consideration. Notwithstanding anything herein to the contrary, in the event any payments to the Executive hereunder ("Total Payments") are determined to be subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any similar federal or state excise tax, FICA tax, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest or penalties are hereinafter collectively referred to as the "Excise Tax"), the Company shall pay to the Executive (or to the Internal Revenue Service) at the time specified in Section 11(d)(vi), an additional amount (the "Gross-Up Payment") such that after the payment by the Executive of all federal, state, or local income taxes, Excise Taxes, FICA taxes, or other taxes (including any interest or penalties imposed with respect thereto) imposed upon the receipt of the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Total Payments.

         If the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of employment, the Executive shall repay to the Company, at the time the reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction. If the Excise Tax is determined to exceed the amount taken into account hereunder at the time of termination of employment, the Company shall make an additional Gross-Up Payment to the Executive in respect of such excess at the time the amount of such excess is finally determined. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten
(10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                  (a) give the Company any information reasonably requested by the Company relating to such claim;

                  (b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

                  (c) cooperate with the Company in good faith in order to effectively contest such claim; and

                  (d) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including legal and accounting fees and additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, FICA tax, or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 15, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction, and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, other issues raised by the Internal Revenue Service or any other taxing authority.

         If any such claim referred to in this Section 15 is made by the Internal Revenue Service and the Company does not request the Executive to contest the claim within the thirty (30) day period following notice of the claim, the Company shall pay to the Executive (or the Internal Revenue Service) the amount on any Gross-Up Payment owed to the Executive, but not previously paid pursuant to this Section 15, immediately upon the expiration of such thirty
(30) day period. If any such claim is made by the Internal Revenue Service and the Company requests the Executive to contest such claim, but does not advance the amount of such claim to the Executive for purposes of such contest, the Company shall pay to the Executive the amount of any Gross-Up Payment owed to the Executive, but not previously paid under the provisions of this Section 15, within five (5) business days of a Final Determination of the liability of the Executive for such Excise Tax. For purposes of this Agreement, a "Final Determination" shall be deemed to occur with respect to a claim when (i) there is a decision, judgment, decree, or other order by any court of competent jurisdiction, which decision, judgment, decree, or other order has become final, i.e., all allowable appeals pursuant to this Section 15 have been exhausted by either party to the action, (ii) there is a closing agreement made under Section 7121 of the Code, or (iii) the time for instituting a claim for refund has expired, or if a claim was filed, the time for instituting suit with respect thereto has expired.

         If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section 15, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of this Section 15) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If after the receipt by the Executive of an amount advanced by the Company pursuant to this Section 15, a determination is made by the Internal Revenue Service that the Executive is not entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         16. Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and on the Effective Date shall supersede all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. The Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.

         17. Amendment or Modification. Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

         18. Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or telecopy or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

                  To Executive at:          C. Christian Winkle

                  With a copy to:           Robert W. Forman, Esq.
                                            Shapiro Forman Allen & Miller LLP
                                            380 Madison Avenue
                                            25th Floor
                                            New York, New York 10017

                  To the Company at:        Mariner Healthcare, Inc.
                                            One Ravinia Drive, Suite 1500
                                            Atlanta, Georgia 30346
                                            Attn: General Counsel

         Any notice delivered personally or by courier under this Section 18 shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.

         19. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

         20. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

         21.      Governing Law: Attorney's Fees.

                  (a) This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles.

                  (b) The prevailing party in any dispute arising out of this Agreement shall be entitled to be paid its reasonable attorney's fees incurred in connection with such dispute from the other party to such dispute.

                  (c) The Company shall reimburse Executive for his reasonable attorneys and advisors fees and expenses in reviewing and negotiating this Agreement, not to exceed $20,000.

         22. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

         23. Withholdings. All payments to the Executive under this Agreement shall be reduced by all applicable withholding required by federal, state or local tax laws.

         24. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         25. Release of Prior Employment Agreement. The Executive hereby releases the Company and any predecessor company (including GranCare, Inc., Living Centers of America, Inc. and Paragon Health Network, Inc.) from all obligations under any employment agreement entered into by the Executive and the Company, including any obligation to pay severance or other post-termination benefits, which shall be upon the execution hereof terminated and of no further force or effect; provided, however, that in no event shall this release affect the Executive's rights (i) under any grant or award under any stock option or stock award plans of the Company and any predecessor company (including GranCare, Inc., Living Centers of America, Inc. and Paragon Health Network, Inc.), or (ii) to indemnification under any prior agreement or by-law or charter provision of the Company or any predecessor company.

         IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.



                                       MARINER HEALTHCARE, INC.



                                       BY:
                                          --------------------------------------
                                          NAME:
                                          TITLE:



                                       EXECUTIVE



                                       -----------------------------------------
                                       C. Christian Winkle